Exhibit 23.2

[PricewaterhouseCoopers LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005 relating to the financial statements, financial schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Chesapeake Utilities Corporation, which appears in Chesapeake Utilities Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

 /s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Boston, MA

May 5, 2005